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                         OFFICE OF THRIFT SUPERVISION

                           Washington, D.C.  20552


                                  FORM 8-K

                               CURRENT REPORT

   PURSUANT OF SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


                               June 27, 1996
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              Date of Report (Date of earliest event reported)


                          FIRST SAVINGS BANK, F.S.B.
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           (Exact name of registrant as specified in its charter)


       UNITED STATES
(OFFICE OF THRIFT SUPERVISION)    OTS DOCKET #2891            85-0028594
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(State or other jurisdiction        (Commission              (IRS Employer
     of incorporation)              File Number)           Identification No)


                              801 PILE STREET
                         CLOVIS, NEW MEXICO 88101
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                (Address of principal Executive offices)

                              (505) 762-4417
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         (Registrant's telephone number, including area code)


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      (Former name or former address, if changed since last report)




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ITEM 5.  OTHER EVENTS

     As reported in the Quarterly Report on Form 10-QSB for the quarter ended March 31, 1996, the Office of Thrift Supervision (the "OTS") notified First Savings Bank, F.S.B. (the "Bank") by letter dated April 12, 1996 that the Bank's capital was deemed inadequate. The OTS requested a meeting with the Board of Directors of the Bank to discuss a possible enforcement action. On May 2, 1996, the Board met with the OTS. At the conclusion of such discussions with the OTS, the Board adopted a general strategic plan intended to increase the core capital to meet OTS capital requirements.

     Following further discussion, the Board and the OTS have now signed a "Supervisory Agreement" effective June 17, 1996 (the "Agreement") which the OTS indicated was a measure primarily intended to insure an increase in the capital position of the bank. The Agreement requires the Bank to do the following, among other things; (i) complete and submit a revised business and capital plan no later than June 30, 1996, to achieve compliance with (a) increasing core capital to 6% as of December 31, 1996, and (b) increasing core capital to 7% as of June 30, 1997; (ii) create an asset/liability and investment committee of the Board no later than June 30, 1996, to oversee and review pricing activities, investment selection, interest rate risk and compliance by the Bank with Board policies; and (iii) report quarterly to the OTS on the Bank's operating results and explain variances of actual results to budgeted projections.

     Any or all provisions of the Agreement may be suspended by the OTS Regional Director. The Agreement will continue in effect until terminated, modified or suspended in writing by the OTS.



                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    FIRST SAVINGS BANK, F.S.B.
DATE: June 27, 1996
                                    By:       /s/  KEN HUEY, JR.
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                                          Ken Huey, Jr. President and
                                          Chief Executive Officer